CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of the Equity Fund, Balanced Fund, Income Fund, Small Cap Growth Fund, International Equity Fund and Socially Responsible Fund (six of the funds constituting Wilshire Variable Insurance Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Auditors” in such Registration Statement.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 14, 2014